EXHIBIT 5.1
[HALE LANE ATTORNEYS AT LAW LOGO]
April 13, 2006
Halo Technology Holdings, Inc.
200 Railroad Avenue
Greenwich, CT 06830

Re:	Registration Statement on Form S-4
Ladies and Gentlemen:
     We are acting as special Nevada counsel for Halo Technology Holdings, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 7,200,000 shares of Common Stock, par value $.00001 per share (the “Shares”) of the Company, and 7,200,000 contingent value rights of the Company (“CVRs”), all of which are to be offered and sold pursuant to the terms of an Agreement and Plan of Merger dated as of December 23, 2005 (the “Merger Agreement”), by and among the Company, WTH Merger Sub, Inc. and InfoNow Corporation.
     We have reviewed and are familiar with (a) the Company’s Articles of Incorporation and Bylaws as they exist on the date hereof, (b) a certificate of an officer of the Company representing certain matters in connection with the issuance of the Shares and CVRs under the Merger Agreement, which representations we have assumed the validity of and relied on, and (c) such other matters as we have deemed necessary for this opinion.
     Based upon the foregoing, we are of the opinion that the Shares and CVRs being registered under the Registration Statement, when issued in accordance with the provisions of the Merger Agreement, will be duly authorized and legally issued by the Company and the Shares will be fully paid and nonassessable. This opinion is limited to matters governed by the laws of the State of Nevada.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely, Hale Lane Peek Dennison and Howard Professional Corporation /s/ Hale Lane